Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of January 15, 2016, among Microsemi Corporation, a Delaware corporation (the “Issuer”), Microsemi Storage Solutions, Inc., a Delaware corporation (“MSS Inc.”), Microsemi Storage Solutions (U.S.), Inc., a Delaware corporation (“MSS US Inc.”), and Wintegra, Inc., a Delaware corporation (“Wintegra” and together with MSS Inc. and MSS US Inc., each, a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 15, 2016, providing for the issuance of the Issuer’s 9.125% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(9) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee.  Each of the Guaranteeing Subsidiaries hereby (a) jointly and severally agrees, along with all the other Guaranteeing Subsidiaries and with all existing Guarantors, to provide an unconditional Guarantee of the Notes on the terms set forth in the Indenture including but not limited to Article 10 thereof and (b) becomes a party to the Indenture as a Guarantor and, as such, shall have the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

(3) No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of any of the Guaranteeing Subsidiaries or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiaries) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

(6) Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MICROSEMI CORPORATION

By:	/s/ John W. Hohener
Name:	John W. Hohener
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

MICROSEMI STORAGE SOLUTIONS, INC., as Guarantor

By:	/s/ Paul Pickle
Name:	Paul Pickle
Title:	President

MICROSEMI STORAGE SOLUTIONS (U.S.), INC., as Guarantor

By:	/s/ Paul Pickle
Name:	Paul Pickle
Title:	President

WINTEGRA, INC., as Guarantor

By:	/s/ Steven G. Litchfield
Name:	Steven G. Litchfield
Title:	Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Thomas Zrust
Name:	Thomas Zrust
Title:	Vice President

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